CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to Registration Statement File No. 33-47949 on Form N-4 (the "Registration Statement") of (1) our report dated February 4, 2003 relating to the financial statements of Separate Account A of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002, and (2) our report dated February 4, 2003 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2002. We also consent to the reference to us under the headings "About our independent accountants" in the Prospectus and "Custodian and Independent Accountants" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
--------------------------------
New York, New York
April 17, 2003